Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT NAMES SUSAN LYNE TO BOARD OF DIRECTORS

        NEW YORK — October 18, 2006 —CIT Group Inc. (NYSE: CIT) a leading global provider of commercial and consumer finance solutions, today announced that Susan Lyne, President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (NYSE: MSO), has been named to CIT’s Board of Directors, effective October 17, 2006. She will serve as a member of CIT’s Compensation Committee.

        With the appointment of Ms. Lyne, CIT’s Board now consists of 11 members, including 10 independent directors and Jeffrey M. Peek, CIT’s Chairman and Chief Executive Officer.

         “I am pleased to announce Susan’s election to our Board of Directors,” said Mr. Peek. “Her experience and expertise in running major communications, entertainment and retail companies will bring an increased depth of talent to our Board. Her addition increases the independence of our Board and I look forward to working with her in the future.”

        Ms. Lyne has served as a Director, President and CEO of Martha Stewart Living Omnimedia, Inc. since 2004. Prior to this she was the President of ABC Entertainment from January 2002 to May 2004 and held various executive positions at the network since 1998. Before this, she was Executive Vice President of Walt Disney Pictures and Television, Inc. from 1996 to 1998.

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About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has more than $70 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,200 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com

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MEDIA RELATIONS:

C. Curtis Ritter
Director of External Communications
& Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

Mary Flynn
Director of Media Relations
(212) 461-7860
Mary.Flynn@CIT.com

INVESTOR RELATIONS:
Steve Klimas
Vice President
(973) 535-3769
Steve.Klimas@CIT.com

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